Exhibit 1.02

QuickLogic Corporation

Conflict Minerals Report

For The Reporting Period from January 1, 2013 to December 31, 2013

This Conflict Minerals Report (the “Report”) of QuickLogic Corporation (“QuickLogic” or the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals referred to as “Conflict Minerals” are gold, columbite-tantalite (coltan), cassiterite and wolfamite, including their derivatives which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of Congo (the “DRC”), the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Description of the Company’s Products Covered by this Report

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2013.

These products, which are referred to in this Report collectively as the “Covered Products,” are the following:

QuickLogic Product Platform Families	Description	Status
ARCTICLINK®	Semiconductor device	DRC conflict undeterminable
ARCTICLINK II	Semiconductor device	DRC conflict undeterminable
ARCTICLINK III BX	Semiconductor device	DRC conflict undeterminable
ARCTICLINK III VX	Semiconductor device	DRC conflict undeterminable
ARCTICLINK 3 S1	Semiconductor device	DRC conflict undeterminable
ECLIPSE	Semiconductor device	DRC conflict undeterminable
ECLIPSE II	Semiconductor device	DRC conflict undeterminable
ECLIPSE E	Semiconductor device	DRC conflict undeterminable
PASIC®3	Semiconductor device	DRC conflict undeterminable
POLARPRO®	Semiconductor device	DRC conflict undeterminable
POLARPRO 3	Semiconductor device	DRC conflict undeterminable
QUICKDSP	Semiconductor device	DRC conflict undeterminable
QUICKPCI	Semiconductor device	DRC conflict undeterminable
QUICKRAM	Semiconductor device	DRC conflict undeterminable

Description of the Company’s Reasonable Country of Origin Inquiry

As described in this Report, we have determined that the following Conflict Minerals, namely gold, tantalum, tin and tungsten, are necessary to the functionality or production of products contracted to be manufactured by us during the calendar year 2013. As a result, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) reasonably designed to determine if any of these Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. Our supply chain is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of Conflict Minerals. The Company does not directly purchase Conflict Minerals from mines, smelters or refiners. Therefore, the Company must rely on the entities we contract to manufacture the Covered Products to provide information regarding the country of origin of Conflict Minerals that are included in the Covered Products. In designing our RCOI, we employed a combination of measures to determine whether the Conflict Minerals in our Covered Products originated from the Covered Countries, and determined that the Company would survey each of its first tier contract manufacturers.

As such, our RCOI primarily consisted of submitting the conflict minerals reporting template prepared by the Electronic Industry Citizenship Coalition and Global eSustainability Initiative (“EICC-GeSI”) to the first tier contract manufacturers of our devices in 2013. Responses were reviewed for completeness, reasonableness and consistency, and we routinely followed up with our contract manufacturers for corrections and clarifications as needed.

We submitted this template to six contract manufacturers which represents 100% of our contract manufacturers. We received responses, which were periodically updated, from each of our manufactures, none of which provided sufficient information to determine the status of the facilities used to process the Conflict Minerals contained in our products.

Based on our RCOI, we were unable to determine that the Conflict Minerals did not originate in the Covered Countries, or if our Conflict Minerals came from recycled or scrap sources.

Description of the Company’s Due Diligence Process

Based on this information, we performed additional due diligence on the source and chain of custody of these Conflict Minerals based on the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“Framework”) to determine if the Conflict Minerals that may have originated in the Covered Countries benefited armed groups. After performing the RCOI and due diligence in conformity with the Framework, we determined that our Covered Products are DRC Conflict Undeterminable with regard to calendar year 2013 because, for each of our Covered Products, we were unable to comprehensively determine the origin of all Conflict Minerals used in our Covered Products, the facilities used to process them, their country of origin and their mine or location of origin.

The Company’s due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”). The OECD Guidance is an internationally recognized due diligence framework.

In accordance with the five-step OECD Guidance, the design of our due diligence includes, but is not limited to, the following five steps: (i) establishment of strong company management systems, (ii) identification and assessment of risks in the supply chain, (iii) designing and implementing a strategy to respond to identified risks, (iv) carrying out independent third-party audit of smelter/refiner’s due diligence practices and (v) reporting on supply chain due diligence. A description of certain activities undertaken by us in respect of each of the five steps of the OECD Guidance is described below.

1.	Establishment of Strong Company Management Systems

We have completed a number of steps to establish a management system for addressing the sourcing of Conflict Minerals in our Covered Products. These actions include:

a.	Adopt and Commit to a Supply Chain Policy for Conflict Minerals: Our Conflict Minerals Policy is available at http://www.quicklogic.com/corporate/support/conflict-minerals-policy. Our Policy underscores the Company’s commitment to ethical business conduct and the responsible sourcing of minerals and to working with our suppliers to ensure compliance with SEC regulations.

Our Policy notes the Company’s support of the industry-wide efforts the EICC-GeSI are making to address responsible sourcing of minerals through the development of the Conflict Free Smeller Program (the “CFSP). Our policy discusses the Company’s adoption and use of the industry standard Conflict Minerals Reporting Template and Dashboard (the “Reporting Template”) developed by the EICC-GeSI to collect sourcing information related to conflict minerals as an element of our reasonable country of origin inquiry to verify the responsible sourcing of materials and to support compliance with SEC regulations.

b.

Internal Management to Support Supply Chain Due Diligence: Our Vice President of Finance and CFO, Vice President of Operations, General Counsel and Environmental Compliance Specialist (the “Conflict Minerals Team”) participate in the design and execution of our conflict minerals program and cooperate to manage and support our supply chain due diligence. The Conflict Minerals Team identified the suppliers to be contacted and adopted and approved for use the Reporting Template discussed above. The Environmental Compliance Specialist interacts directly with our contract manufacturers to obtain updated and current Reporting Templates and analyzes the information provided by each contract manufacturer on the sourcing of the conflict minerals used in the manufacture of the Covered Products. Each response is reviewed to identify missing information and unclear responses. The Environmental Compliance Specialist meets regularly with the other members of the Conflict Minerals Team to discuss the results of the due diligence efforts and appropriate follow-up measures to be taken with our contract manufacturers. The General Counsel and Vice President of Finance and CFO report on the status of the Company’s supply chain due diligence at all regularly scheduled meetings of the Company’s Board of Directors (five times annually).

c.	Controls and Transparency to Support Supply Chain Diligence: We use the EICC-GeSI Reporting Template to identify the smelters and refiners that are in the supply chain of each of our contract manufactures. We periodically review and compare this list to the list of smelters and refiners identified by the EICC-GeSI to be active in the CFSP. This enables us to identify the smelters and refiners that have been determined to be conflict-free and those that are actively progressing towards an audit to determine their status. We have determined that this approach represents the most reasonable effort we can make to determine whether the minerals used in the production of our Covered Products are conflict-free.

d.	Supplier Engagement: We are dependent upon our contract manufactures to manufacture the Covered Products. We continue to work with our contract manufacturers to support their efforts to identify the sources and status of the Conflict Minerals used in our Covered Products and to encourage each smelter and refiner in our supply chain to become an active participant in the CFSP. We continue to actively engage with our contract manufacturers to strengthen our relationship with them and we have communicated to our contract manufacturers our commitment to sourcing Conflict Minerals in a manner that does not benefit armed groups in the Covered Countries.

e.	Grievance Mechanism: We have grievance mechanisms in place that enable employees and suppliers to report violations of the Company’s policies. We have a compliance hotline which is operated by an independent company that may be called at any time to report grievances and invite individuals with grievances to bring these matters to the attention of the Audit Committee of our Board of Directors by written correspondence on a confidential basis. We also employ an email address by which matters may be brought at any time to the attention of our Conflict Minerals Team by sending an email to conflictminerals@quicklogic.com.

2.	Identification and Assessment of Risks in the Supply Chain

Because of our position within our supply chain, it is difficult for us to identify actors upstream from our first tier contract manufacturers. As discussed above, we identified each of our first tier contract manufacturers and we have relied upon them to provide us with the necessary information about the source of Conflict Minerals contained in the products they manufacture on our behalf. Our contract manufacturers are similarly reliant upon information provided by their suppliers to provide information regarding the country of origin of Conflict Minerals that are included in the Covered Products.

We requested each of our contract manufacturers to complete the Reporting Template developed by the EICC-GeSI and review the sourcing information provided in response to our requests for accuracy and completeness. In the event we find the responses to the Reporting Template unclear or incomplete, we contact the contract manufacturer in question for additional information and clarification. We intend to contact each of our contract manufacturers at least once every six months to check on the status of their continuing due diligence and to obtain updated information. We record all information obtained from the Reporting Templates to identify the smelters and refiners in our supply chain. We compare the list of the smelters and refiners in our supply chain to the lists compiled by the CFSP to determine which smelters have been determined to be compliant with the CFSP assessment protocols.

3.	Designing and Implementing a Strategy to Respond to Identified Risks

In response to this risk assessment, the Company has an approved risk management plan which is implemented, managed and monitored through the above-described Conflict Minerals Team under the oversight of our Board of Directors. As noted above, we participate in the electronics industry’s EICC-GeSI Conflict Free Sourcing Initiative to identify smelters that provide material to our supply chain and to determine whether these smelters are compliant with the CFSI assessment protocols. We support the continued efforts of the EICC-GeSI to complete the audits of smelters that have agreed to date to participate in the CFSI and to encourage other identified smelters to become participants in the CFSI.

As a continuing part of our risk management plan, we have communicated our commitment to the use of conflict-free minerals in the manufacture of our Covered Products and our expectation that the manufacture of our Covered Products will be conflict-free.

4.	Carrying Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with any smelters or refiners in our supply chain and, as a result, we do not directly conduct audits. Instead, we supported the development and implementation of independent third party audits of smelters such as the Conflict-Free Smelter Program (“CFSP”) by encouraging our contract manufacturers and component suppliers to purchase materials from audited, conflict-free smelters and determined whether the smelters that were used to process these minerals were validated as conflict-free as part of the Conflict-Free Smelter Program.

5.	Reporting on Supply Chain Due Diligence

In 2014, we publicly filed the Form SD and this Report with the SEC, and a copy of this Report and the Form SD are publicly available at http://ir.quicklogic.com/sec.cfm.

This Report includes information about the RCOI methodology utilized by the Company, the design of our due diligence process in conformance with the OECD Guidelines, the list of known smelters utilized in our supply chain identified in our due diligence process and a description of our products that incorporate conflict minerals necessary to the functionality or production of such products.

Findings and Conclusions

Based on the information that was provided by the Company’s contract manufacturers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in the Covered Products include the smelters and refiners listed below, including whether such smelters participate in the CFSP.

Standard Smelter Name	Former Smelter ID	Current Smelter ID	CFSP	Country
Gold
Aida Chemical Industries Co. Ltd.	1JPN072	CID000019	N	Japan
Allgemeine Gold- und Silberscheideanstalt A.G.	1DEU001	CID000035	CF	Germany
Argor-Heraeus SA	1CHE004	CID000077	CF	Switzerland
Asahi Pretec Corporation	1JPN005	CID000082	CF	Japan
Asaka Riken Co Ltd	1JPN073	CID000090	N	Japan
Caridad	1MEX010	CID000180	N	Mexico
Xstrata Canada Corporation	1CAN064	CID000185	CF	Canada
Chugai Mining	1JPN078	CID000264	N	Japan
Dowa	1JPN015	CID000401	CF	Japan
Heraeus Ltd Hong Kong	1HKG019	CID000707	CF	Hong Kong
Heraeus Precious Metals GmbH & Co. KG	1DEU018	CID000711	CF	Germany
Ishifuku Metal Industry Co., Ltd.	1JPN021	CID000807	CF	Japan
Jiangxi Copper Company Limited	1CHN023	CID000855	N	China
Johnson Matthey Inc	1USA025	CID000920	CF	USA
Johnson Matthey Limited	1CAN024	CID000924	CF	Canada
JX Nippon Mining & Metals Co., Ltd	1JPN028	CID000937	CF	Japan
Kennecott Utah Copper LLC	1USA088	CID000969	CF	USA
Kojima Chemicals Co. Ltd	1JPN074	CID000981	CF	Japan
LS-Nikko Copper Inc.	1KOR032	CID001078	CF	Korea
Materion	1USA033	CID001113	CF	USA
Matsuda Sangyo Co. Ltd	1JPN034	CID001119	CF	Japan
Metalor Technologies (Hong Kong) Ltd	1HKG036	CID001149	CF	Hong Kong
Metalor Technologies SA	1CHE035	CID001153	CF	Switzerland
Mitsubishi Materials Corporation	1JPN039	CID001188	CF	Japan
Mitsui Mining and Smelting Co., Ltd.	1JPN040	CID001193	CF	Japan

Navoi Mining and Metallurgical Combinat	1UZB042	CID001236	N	Uzbekistan
Nihon Material Co. LTD	1JPN071	CID001259	CF	Japan
PAMP SA	1CHE045	CID001352	CF	Switzerland
Royal Canadian Mint	1CAN050	CID001534	CF	Canada
SEMPSA Joyeria Plateria SA	1ESP052	CID001585	CF	Spain
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	1CHN054	CID001622	N	China
Solar Applied Materials Technology Corp.	1TWN056	CID001761	CF	Taiwan
Sumitomo Metal Mining Co. Ltd.	1JPN057	CID001798	CF	Japan
Tanaka Kikinzoku Kogyo K.K.	1JPN058	CID001875	CF	Japan
The Refinery of Shandong Gold Mining Co. Ltd	1CHN053	CID001916	N	China
Tokuriki Honten Co. Ltd	1JPN060	CID001938	CF	Japan
Umicore SA Business Unit Precious Metals Refining	1BEL062	CID001980	CF	Belgium
United Precious Metal Refining, Inc.	1USA076	CID001993	CF	USA
Valcambi SA	1CHE063	CID002003	CF	Switzerland
Western Australian Mint trading as The Perth Mint	1AUS046	CID002030	N	Australia
Yamamoto Precious Metal Co., Ltd		CID002100	N	Japan
Yokohama Metal Co Ltd	1JPN077	CID002129	N	Japan
Pan Pacific Copper Co. LTD	1JPN080		N	Japan
Tantalum
Exotech Inc.	3USA002	CID000456	CF	USA
F&X	3CHN003	CID000460	CF	China
Global Advanced Metals	3USA005	CID000564	CF	USA
H.C. Starck GmbH	3DEU006	CID000654	CF	Germany
Ningxia Orient Tantalum Industry Co., Ltd.	3CHN009	CID001277	CF	China
Solikamsk Metal Works	3RUS012	CID001769	CF	Russian Federation
Taki Chemicals	3JPN023	CID001869	CF	Japan
Ulba	3KAZ014	CID001969	CF	Kazakhstan
Tin
CNMC (Guangxi) PGMA Co. Ltd.	2CHN050	CID000278	N	China
Cookson	2USA001	CID000292	CF	USA
Cooper Santa	2BRA063	CID000295	AU	Brazil
CV Serumpun Sebalai	2IDN008	CID000313	N	Indonesia
CV United Smelting	2IDN009	CID000315	AU	Indonesia
EM Vinto	2BOL010	CID000438	AU	Bolivia
Fenix Metals	2POL064	CID000468	AU	Poland
Geiju Non-Ferrous Metal Processing Co. Ltd.	2CHN012	CID000538	CF	China
Gejiu Zi-Li	2CHN011	CID000555	N	China
Huichang Jinshunda Tin Co. Ltd	2CHN052	CID000760	N	China
Linwu Xianggui Smelter Co	2CHN055	CID001063	N	China
Liuzhou China Tin	2CHN015	CID001070	AU	China

Malaysia Smelting Corporation (MSC)	2MYS016	CID001105	CF	Malaysia
Metallo Chimique	2BEL017	CID001143	N	Belgium
Mineração Taboca S.A.	2BRA018	CID001173	CF	Brazil
Minmetals Ganzhou Tin Co. Ltd.	2CHN051	CID001179	N	China
Minsur	2PER019	CID001182	CF	Peru
Mitsubishi Materials Corporation	2JPN020	CID001191	CF	Japan
Novosibirsk Integrated Tin Works	2RUS021	CID001305	N	Russian Federation
OMSA	2BOL022	CID001337	CF	Bolivia
PT Babel Inti Perkasa	2IDN025	CID001402	N	Indonesia
PT Bangka Putra Karya	2IDN028	CID001412	AU	Indonesia
PT Bangka Tin Industry	2IDN058	CID001419	AU	Indonesia
PT Belitung Industri Sejahtera	2IDN030	CID001421	N	Indonesia
PT Bukit Timah	2IDN032	CID001428	CF	Indonesia
PT DS Jaya Abadi	2IDN059	CID001434	N	Indonesia
PT Mitra Stania Prima	2IDN037	CID001453	N	Indonesia
PT Refined Banka Tin	2IDN038	CID001460	AU	Indonesia
PT Stanindo Inti Perkasa	2IDN040	CID001468	AU	Indonesia
PT Tambang Timah	2IDN049	CID001477	CF	Indonesia
PT Timah	2IDN042	CID001482	CF	Indonesia
PT Tinindo Inter Nusa	2IDN044	CID001490	AU	Indonesia
Thaisarco	2THA046	CID001898	CF	Thailand
White Solder Metalurgia	2BRA054	CID002036	CF	Brazil
Yunnan Chengfeng	2CHN047	CID002158	AU	China
Yunnan Tin Company Limited	2CHN048	CID002180	CF	China
Metahub Industries Sdn. Bhd.			N	Malaysia
PT Bangka Kudai Tin	2IDN027		N	Indonesia
PT Bangka Timah Utama Sejahtera	2IDN029		N	Indonesia
PT BilliTin Makmur Lestari	2IDN031		N	Indonesia
PT Koba Tin	2IDN036		N	Indonesia
PT Timah Nusantara	2IDN043		N	Indonesia
Tungsten
A.L.M.T. Corp.	4JPN020	CID000004	AU	Japan
ATI Tungsten Materials	4USA001	CID000105	N	USA
Chongyi Zhangyuan Tungsten Co Ltd	4CHN004	CID000258	N	China
Global Tungsten & Powders Corp	4USA007	CID000568	CF	USA
HC Starck GmbH	4DEU008	CID000683	AU	Germany
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	4CHN023	CID000769	AU	China
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	4CHN009	CID000868	N	China
Jiangxi Tungsten Industry Group Co Ltd	4CHN010	CID000875	AU	China
Wolfram Bergbau und Hütten AG	4AUT012	CID002044	AU	Austria
Wolfram Company CJSC	4RUS013	CID002047	AU	Russian Federation
Xiamen Tungsten Co Ltd	4CHN014	CID002082	AU	China

Zhuzhou Cemented Carbide Group Co Ltd	4CHN015	CID002236	N	China
Xiamen Tungsten Co Ltd	4CHN028	CID002320	AU	China
China Minmetals Nonferrous Metals Co Ltd	4CHN003		N	China
Ganzhou Grand Sea W & Mo Group Co Ltd	4CHN016		N	China
ALMT	4CHN020		N	China

“CF” indicates that as of May 22, 2014, the smelter participates in the CFSP and has been certified and audited by the CFSI.

“AU” indicates that the smelter has agreed to participate in the CFSP, but that as of May 22, 2014, the audit process has not yet been completed.

“N” indicates that as of May 22, 2014, the smelter is not listed by the CFSP as having agreed to participate in the CFSP.

DRC Conflict Undeterminable

After exercising the due diligence described above, the Company was unable to determine whether or not each of the Covered Products qualify as “DRC conflict free,” as defined under the Rule. Accordingly, the Company has reasonably determined that each of the Covered Products is “DRC conflict undeterminable,” as defined in the Rule.

Future Steps

We have communicated our expectations, as reflected in our Conflict Minerals Policy, to our contract manufacturers and other suppliers. Since the end of 2013, we have continued to engage with our first-tier suppliers to update their information on the source and chain of custody of conflict minerals in our supply chain and to require that all smelters utilized agree to participate in the CFSP.